EXHIBIT 99.1

LTX-Credence Announces Fourth Quarter and Fiscal Year Results

MILPITAS, Calif., Sept. 1, 2010 (GLOBE NEWSWIRE) -- LTX-Credence Corporation (Nasdaq:LTXC), a global provider of focused, cost-optimized ATE solutions, today announced financial results for its fourth quarter and fiscal year ended July 31, 2010.

Sales for the 2010 fourth fiscal quarter were $73,163,000, up 30% from the prior quarter. Net income for the quarter was $14,116,000, or $0.09 per diluted share on a GAAP basis. Excluding the net impact of special items totaling $378,000, and amortization of purchased intangible assets of $2,664,000, the net income for the quarter was $17,158,000, or $0.11 per diluted share on a non-GAAP basis.

For the twelve-month period ended July 31, 2010, sales were $219,082,000, an increase of approximately 60% from the prior fiscal year. Net income was $18,564,000, or $0.13 per diluted share on a GAAP basis. Excluding the net impact of special items totaling $(1,645,000), and amortization of purchased intangible assets of $10,655,000, the net income for the year was $27,574,000, or $0.19 per diluted share on a non-GAAP basis.

Dave Tacelli, chief executive officer and president, commented, "Our fourth quarter sales were strong, growing 30% over the third quarter. Our new market initiatives in microcontroller, general purpose wafer probe and precision analog testing are making a significant contribution to revenue growth, even as some of the traditionally larger customers in our core markets have increased their capacity equipment purchases. We shipped a record number of Diamond systems in the quarter and expect to ship another record number of units in the current quarter. Over the past year, our performance has consistently met or exceeded expectations in gross margin, EBITDA performance and profitability."

First Quarter Fiscal 2011 Outlook

For the quarter ending October 31, 2010, revenue is expected to be in the range of $75 million to $80 million. The non-GAAP net income is expected to be $0.11 to $0.13 per diluted share, assuming 150 million diluted shares outstanding. The non-GAAP net income guidance excludes amortization of purchased intangible assets of $1.5 million.

The Company will conduct a conference call today, September 1, 2010, at 10:00 AM EDT to discuss this release. The conference call may be accessed via telephone by dialing 866.203.2528, passcode 48358329. The conference call will also be simulcast via the LTX-Credence web site (www.ltxc.com).  Audio replays of the call can be heard through September 30, 2010 via telephone by dialing 888.286.8010, passcode 48567020 or by visiting our web site at www.ltxc.com.

Information About Non-GAAP Measures

LTX-Credence supplements its GAAP financial results by providing non-GAAP measures to evaluate the operating performance of the Company. Non-GAAP net income for the fourth quarter and fiscal year ended July 31, 2010 excludes the amortization of purchased intangible assets and other special items. Management finds the non-GAAP information to be useful for internal comparison to historical operating results as well as to the operating results of its competitors and believes that this information is useful to investors for the same purposes. A reconciliation between the Company's GAAP and non-GAAP results is provided in the attached tables. Readers are reminded that non-GAAP information is merely a supplement to, and not a replacement for, GAAP financial measures.

Safe Harbor for Forward-Looking Statements

Statements in this release regarding guidance for LTX-Credence's fourth fiscal quarter, including the financial guidance on revenue and earnings or loss per share, financial operating results including net income or loss and earnings or loss per share, continued customer adoption of recent product introductions, product developments, potential customer expansion and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward‑looking statements within the meaning of the United States securities laws, including the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions) should also be considered to be forward‑looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results or events to differ materially from those stated or implied, including but not limited to: uncertain global economic and industry conditions, the duration and severity of the current economic climate, fluctuations in business and consumer spending; fluctuations in our sales and operating results; risks related to the timely development of new products, options and software applications, as well as the other risks described in our filings with the U.S. Securities and Exchange Commission, including those included under the heading "Business Risks" in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2010. LTX-Credence disclaims any intention or obligation to update any forward‑looking statements as a result of developments occurring after the date of this press release.

About LTX-Credence Corporation

LTX-Credence is a global provider of ATE solutions designed to deliver value through innovation enabling customers to implement best-in-class test strategies to maximize their profitability. LTX-Credence addresses the broad, divergent test requirements of the wireless, computing, automotive and entertainment market segments, offering a comprehensive portfolio of technologies, the largest installed base in the Asia-Pacific region, and a global network of strategically deployed applications and support resources. Additional information can be found at www.ltxc.com.

LTX-Credence and LTXC are trademarks of LTX-Credence Corporation.
All other trademarks are the property of their respective owners.

LTX-Credence Corporation
Consolidated Balance Sheets
(in thousands)

ASSETS	July 31, 2010	July 31, 2009
Current assets
Cash and cash equivalents	$ 74,978	$ 86,488
Marketable securities	18,458	9,152
Accounts receivable - trade, net	45,622	23,578
Accounts receivable - other, net	1,174	1,374
Inventories, net	21,039	35,339
Prepaid expenses and other current assets	4,585	12,163
Total current assets	165,856	168,094

Property and equipment, net	26,277	38,301
Intangible assets, net	12,277	22,933
Goodwill	43,030	43,030
Other assets	771	2,811
Total assets	$ 248,211	$ 275,169

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$ 826	$ 53,120
Accounts payable	16,639	18,551
Other accrued expenses	28,674	41,827
Deferred revenues and customer advances	8,317	7,373
Total current liabilities	54,456	120,871

Long-term debt, net of current portion	--	32,610
Other long-term liabilities	16,587	16,284
Stockholder's equity	177,168	105,404
Total liabilities and stockholders' equity	$ 248,211	$ 275,169

LTX-Credence Corporation
Consolidated Statements of Operations
(in thousands, except earnings per share data)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2010	2009	2010	2009

Net sales	$ 73,163	$ 35,176	$ 219,082	$ 137,378
Cost of sales	29,097	20,052	96,700	87,805
Inventory-related provision	--	--	--	19,311
Gross profit	44,066	15,124	122,382	30,262

Engineering and product development expenses	12,763	12,436	48,943	71,165
Selling, general, and administrative expenses	15,269	10,423	44,540	51,447
Impairment of property and equipment and consignments	--	--	--	5,799
Amortization of purchased intangible assets	2,664	4,112	10,655	15,967
Acquired in-process research and development	--	100	--	6,300
Restructuring	--	(640)	2,027	21,205
Income (loss) from operations	13,370	(11,307)	16,217	(141,621)

Other income (loss), net	852	1,622	2,690	5,052
Income (loss) before provision (benefit) for income taxes	14,222	(9,685)	18,907	(136,569)
Provision (benefit) for income taxes	106	(63)	343	763
Net income (loss)	$ 14,116	$ (9,622)	$ 18,564	$ (137,332)

Net income (loss) per share:

Basic	$ 0.10	$ (0.08)	$ 0.14	$ (1.13)
Diluted	$ 0.09	$ (0.08)	$ 0.13	$ (1.13)

Weighted average shares outstanding:

Basic	146,953	127,510	135,594	121,938
Diluted	149,945	127,510	138,108	121,938

LTX-Credence Corporation
Reconciliation of GAAP Net Income to Non-GAAP Net Income
(In thousands, except per share amounts)

	Three Months Ended July 31, 2010	Basic Earnings Per Share	Diluted Earnings Per Share	Twelve Months Ended July 31, 2010	Basic Earnings Per Share	Diluted Earnings Per Share

GAAP net income	$ 14,116	$ 0.10	$ 0.09	$ 18,564	$ 0.14	$ 0.13
Amortization of purchased intangible assets	2,664	0.02	0.02	10,655	0.08	0.08
Loss on disposition of property and equipment	1,378	0.01	0.01	1,354	0.01	0.01
Restructuring	--	0.00	0.00	2,027	0.01	0.01
Gain on extinguishment of debt	--	0.00	0.00	(2,426)	(0.02)	(0.02)
Recovery of previously written off accounts receivable	(1,000)	(0.01)	(0.01)	(2,600)	(0.02)	(0.02)

Non-GAAP net income	$ 17,158	$ 0.12	$ 0.11	$ 27,574	$ 0.20	$ 0.19

Weighted average shares outstanding:		146,953	149,945		135,594	138,108
CONTACT:  LTX-Credence Corporation
          Rich Yerganian
          781.467.5063
          rich_yerganian@ltxc.com